EXHIBIT 8.1

DEWEY BALLANTINE LLP

1775 PENNSYLVANIA AVENUE, N.W.

WASHINGTON, D.C. 20006-4605

TEL 202 862-1000 FAX 202 862-1093

August 2, 2004

Accredited Home Lenders Holding Co.

Accredited Mortgage Loan REIT Trust

15090 Avenue of Science

San Diego, California 92128

Re:   Accredited Mortgage Loan REIT Trust

Ladies and Gentlemen:

We are acting as federal income tax counsel to Accredited Home Lenders Holding Co., a Delaware corporation (“Holding Co.”), and Accredited Mortgage Loan REIT Trust, a Maryland real estate investment trust (the “Trust”), in connection with the proposed issuance by the Trust of up to 2,000,000 shares of the Trust’s Series A Perpetual Cumulative Preferred Shares (the “Preferred Shares”), payments in respect of which will be fully and unconditionally guaranteed by the Holding Co. (which guarantees may be subordinated in right of payment to the Holding Co.’s debt and other obligations). In that capacity, you have requested our opinion regarding the ability of the Trust to elect to be treated for United States federal income tax purposes as a real estate investment trust (a “REIT”), within the meaning of section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering this opinion, we have relied upon statements contained in letters to us from Holding Co. and the Trust, each dated July 30, 2004 and delivered in connection with this opinion (the “Representation Letters”). We have assumed, without independent verification or inquiry, that the statements made in the Representation Letters are true and correct and that the Representation Letters have been executed by an appropriate and authorized officer of Holding Co. and the Trust, respectively.

In connection with this opinion, we have reviewed a copy of the joint shelf registration statement on Form S-3 (Registration Nos. 333-117484 and 333-117484-01), as amended as of the date hereof, filed by Holding Co. and the Trust under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the “Registration Statement”), including the form of prospectus supplement relating to the proposed issuance of the Preferred Shares contained in the Registration Statement (the “Prospectus Supplement”), and we have reviewed and relied upon originals or copies of such other agreements and documents as we have

NEW YORK     WASHINGTON, D.C.     LOS ANGELES     EAST PALO ALTO     HOUSTON     AUSTIN

LONDON     WARSAW     BUDAPEST     PRAGUE     FRANKFURT     MILAN     ROME

Accredited Home Lenders Holding Co.

Accredited Mortgage Loan REIT Trust

August 2, 2004

deemed necessary or appropriate for purposes of the opinions rendered herein. In performing such review we have assumed the genuineness of all signatures on all documents reviewed by us, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In making our examination of any documents executed, or to be executed, by the parties indicated therein, we have also assumed, without independent verification or inquiry, that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party, and that the transactions contemplated by such documents will be consummated in accordance with the terms thereof.

Based on the foregoing and in reliance thereon, and subject to the qualifications, exceptions and limitations contained herein, we are of the opinion that the Trust is organized in conformity with the requirements for qualification as a REIT for United States federal income tax purposes, and its method of operation has enabled it and its proposed method of operation will enable it to continue to meet the requirements of the Code for qualification and taxation as a REIT.

Qualification of the Trust as a REIT will depend upon the satisfaction by the Trust, through actual operating results, distribution levels, diversity of share ownership and otherwise, of the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT. No assurance can be given that the actual results of the Trust’s operations for any taxable year will satisfy all such requirements. We do not undertake to monitor whether the Trust actually will satisfy the various qualification tests, and we express no opinion as to whether the Trust actually will satisfy these various qualification tests.

We confirm that the discussion in the Prospectus Supplement set forth under the caption “Certain United States Federal Income Tax Considerations,” as it relates to federal income tax matters and to the extent that it constitutes matters of law or legal conclusions with respect thereto, has been reviewed by us and is correct in all material respects.

This opinion is based on the Code, existing and proposed Treasury regulations promulgated thereunder, judicial authorities and current administrative rulings, and such other laws and authorities as we have deemed relevant and necessary, all of which are subject to change, possibly with retroactive effect, and differing interpretation. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court of law. A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which this opinion is based could adversely affect the conclusions set forth herein. This opinion is expressed as of the date hereof, and we undertake no obligation to supplement or revise our opinion to reflect any changes in applicable

Accredited Home Lenders Holding Co.

Accredited Mortgage Loan REIT Trust

August 2, 2004

law (including changes that have retroactive effect) or in any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We have not considered and do not express any opinion other than that expressly set forth above. Nor have we addressed the consequences, if any, under the laws of any state, locality or foreign jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the use of our name under the heading “Certain United States Federal Income Tax Considerations” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DEWEY BALLANTINE LLP